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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B) (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                               (AMENDMENT NO. __)*

                             Mercury Air Group, Inc.
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                                (Name of Issuer)

                          Common Stock, par value $.01
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                         (Title of Class of Securities)

                                    589354406
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                                 (CUSIP Number)

                                November 1, 2005
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                          (Date of Event which Requires
                            Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

                                   Page 1 of 5

                    ----------------------------------------


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                  SCHEDULE 13G

CUSIP NO.    589354406                                         PAGE 2 OF 5 PAGES
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  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Lloyd I. Miller, III                      ###-##-####
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  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A)   [ ]
                                                                       (B)   [ ]
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  3    SEC USE ONLY

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  4    CITIZENSHIP OR PLACE OF ORGANIZATION
       United States
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                        5   SOLE VOTING POWER
                            51,100
                        --------------------------------------------------------
      NUMBER OF         6   SHARED VOTING POWER
       SHARES               160,375
    BENEFICIALLY        --------------------------------------------------------
      OWNED BY          7   SOLE DISPOSITIVE POWER
        EACH                51,100
      REPORTING         --------------------------------------------------------
       PERSON           8   SHARED DISPOSITIVE POWER
        WITH                160,375
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  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       211,475
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  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

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  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       7.4%
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  12   TYPE OF REPORTING PERSON
       IN-IA-OO**
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


** See Item 4.
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                                                                     Page 3 of 5


Item 1(a).    Name of Issuer:                                                Mercury Air Group, Inc.

Item 1(b).    Address of Issuers's Principal Executive Offices:              5456 McConnell Avenue
                                                                             Los Angeles, CA 90066

Item 2(a).    Name of Person Filing:                                         Lloyd I. Miller, III

Item 2(b).    Address of Principal Business Office or, if None, Residence:   4550 Gordon Drive, Naples, Florida
                                                                             34102

Item 2(c).    Citizenship:                                                   U.S.A.

Item 2(d).    Title of Class of Securities:                                  Common Stock

Item 2(e).    CUSIP Number:                                                  589354406

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

              Not Applicable, this statement is filed pursuant to 13d-1(c)

Item 4. OWNERSHIP: The reporting person has sole voting and dispositive power with respect to 51,100 of the reported securities as (i) the manager of a limited liability company that is the general partner of a certain limited partnership, and (ii) as an individual. The reporting person has shared voting and dispositive power with respect to 160,375 of the reported securities as an investment advisor to the trustee of a certain family trust.

             (a)  211,475

             (b)  7.4%

             (c)   (i) sole voting power:   51,100

                   (ii) shared voting power: 160,375

                   (iii) sole dispositive power: 51,100

                   (iv) shared dispositive power: 160,375

Item 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

              Not Applicable

Item 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

              Other than shares held directly by Lloyd I. Miller, III, persons other than Lloyd I. Miller III, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the reported securities.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

              Not Applicable
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                                                                     Page 4 of 5


Item 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

              Not Applicable

Item 9.       NOTICE OF DISSOLUTION OF GROUP:

              Not Applicable

Item 10.      CERTIFICATION:

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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                                                                     Page 5 of 5

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Dated: January 19, 2006              /s/ Lloyd I. Miller, III
                                              ----------------------------------
                                              Lloyd I. Miller, III